                                   EXHIBIT 11

                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                          (In thousands except share data)


                                                                              Three Months Ended               Nine Months Ended
                                                                              ------------------               -----------------
                                                                         12/29/01           12/30/00          12/29/01    12/30/00
                                                                         --------           --------          --------    --------

Basic Net Earnings (Loss) Applicable
  to Common Stock:

    Net Earnings (Loss)                                         $            2,290  $        (1,116)       $      588  $     2,227
    Deduct Preferred Cash Dividends                                              6                6                18           18
                                                                ------------------------------------------------------------------
        Net Earnings (Loss) Applicable to
      Common Stock                                              $            2,284  $        (1,122)       $      570  $     2,209
                                                                ==================================================================

Weighted Average Common Shares Outstanding
for Primary Earnings per Share                                           6,585,091        6,578,494          6,584,014   6,575,018
                                                                ==================================================================

Basic (Loss) Earnings Per Share                                 $              .35    $        (.17)       $       .09   $     .34
                                                                ==================================================================

Diluted Net (Loss) Earnings Applicable
  to Common Stock:

    Net Earnings (Loss) Applicable to
      Common Stock                                              $            2,284  $        (1,122)       $      570  $     2,209
    Add Back Preferred Cash Dividends                                            5                -                15           15
                                                                 ------------------------------------------------------------------
        Net Earnings (Loss) Applicable to
      Common Stock                                              $            2,289  $        (1,122)       $      585  $     2,224
                                                                ==================================================================

Weighted Average Common
  Shares Outstanding                                                     6,585,091         6,578,494        6,584,014    6,575,018
Effect of Common Stock Equivalent                                        3,640,184                -         3,641,261    3,650,257
                                                                -------------------------------------------------------------------
Weighted Average Common Shares
  Outstanding for Diluted Earnings
  per Share                                                             10,225,275         6,578,494       10,225,275   10,225,275
                                                                 =================================================================

Diluted Earnings (Loss) Per Share                               $              .22   $          (.17)      $      .06    $     .22
                                                                 =================================================================
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